UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 27, 2010

ADEX MEDIA, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-53733 (Commission File Number)	20-8755674 (IRS Employer Identification Number)

883 North Shoreline Boulevard; Suite A200
Mountain View, CA 94043
(Address of principal executive offices) (Zip Code)

(650) 967-3040
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01— Entry into a Material Definitive Agreement.

As previously disclosed in the Company’s Form 10-Q for the quarter ended September 30, 2009, filed with the Securities and Exchange Commission on November 13, 2009, the Company acquired the membership interests of Digital Instructor, LLC (“DI”) pursuant to a certain Membership Interest Purchase Agreement dated August 12, 2008, as amended by that certain agreement dated March 6, 2009 (collectively, the “Purchase Agreement”), by and between the Company and the selling members of DI (the “Selling Members”).  As part of the purchase price for the membership interests, the Company agreed to pay the Selling Members up to an additional $500,000 if certain gross revenue performance milestones were achieved (“Earn-Out”).

On October 12, 2009, the Company provided its determination of the Earn-Out to the Selling Members. On November 11, 2009, the Company received an Earn-Out Determination Dispute Notice (the “Notice”) from the Selling Members disputing the Company’s calculation of the Earn-Out.  On January 27, 2010, the Company and the Selling Members entered into a Settlement Agreement (the “Settlement Agreement”), pursuant to which the parties have agreed that they will release all claims against each other with respect to the Earn Out and the Purchase Agreement.  Under the Settlement Agreement, the Company will pay the Selling Members the aggregate amount of $150,000 in full and final settlement of all claims relating to or arising out of the Earn Out (the “Settlement Payment”) as follows: $75,000 upon execution of the Settlement Agreement and $75,000 on the first to occur of (a) March 20, 2010 and (b) the closing of any equity financing by the Company.

The Settlement Agreement was entered into without any adjudication of fact or law and with no admission of liability by the Company.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K relating to the Settlement Agreement is hereby incorporated into this Item 2.03 by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

ADEX MEDIA, INC.

Dated: February 2, 2010	By:	/s/ Ben Zadik
Ben Zadik
Chief Financial Officer